Mail Stop 6010
October 14, 2005


Mr. William R. Hahl
Chief Financial Officer
SeaCoast Banking Corporation of Florida, Inc.
815 Colorado Avenue
Stuart, FL  34994


      Re:	SeaCoast Banking Corporation of Florida, Inc.
		Form 10-K for the year ended December 31, 2004
      Filed March 17, 2005
		File No. 0-13660

Dear Mr. Hahl:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant